Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230883-01 on Form S-3 of our report dated February 25, 2020, relating to the financial statements of VEREIT Operating Partnership, L.P. and subsidiaries, appearing in this Annual Report on Form 10-K of VEREIT Operating Partnership, L.P. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 25, 2020